Exhibit 99.2

For Immediate Release

RIPPLEWOOD HOLDINGS ANNOUNCES COMPLETION OF HISTORIC
TRANSACTION TO ACQUIRE READER’S DIGEST ASSOCIATION;
MARY BERNER APPOINTED PRESIDENT AND CEO

NEW YORK, March 2, 2007 — Ripplewood Holdings L.L.C. today announced the successful completion of the acquisition of The Reader’s Digest Association, Inc. (NYSE:RDA), the publisher and global marketer of books, magazines, music and video founded 85 years ago by DeWitt and Lila Acheson Wallace.  Harvey Golub, Executive Chairman of Ripplewood and Chairman of Reader’s Digest, announced the appointment of Mary Berner as President and CEO, succeeding Eric W. Schrier, who will become an Industrial Partner with Ripplewood and a consultant to Reader’s Digest.  The change is effective immediately.  Berner also will assume responsibility for WRC Media and Direct Holdings U.S. Corp., two of Ripplewood’s portfolio companies that are being integrated into the new Reader’s Digest.

“We are delighted to complete this agreement and to take Reader’s Digest forward in the next chapter of building its brands and businesses,” Golub said.  “I am especially pleased that Mary Berner is becoming the CEO.  She is the ideal chief executive to unlock the inherent value of this organization.  Mary is a proven leader and motivator of people, and she possesses strategic scope and outstanding business judgment.  Mary will have Reader’s Digest running at top speed, and employees and business partners alike can expect an exciting future.”

Berner said, “I am thrilled to be joining Reader’s Digest, especially at this remarkable juncture in its history.  As part of our due diligence I’ve been immersed in the company, and I have a strong sense of its potential.  Over the years, the company has built remarkable content and customer relationships, and I look forward to working with the talented people of Reader’s Digest to build on that platform.”

Berner brings broad experience in all aspects of the publishing industry.  Most recently, she led Fairchild Publications, Inc. from 1999 to 2006, first as President and CEO and then as President of Fairchild and an officer of Condé Nast when Fairchild became a division of Condé Nast Publications, Inc.  Berner led the company to unprecedented financial growth and doubled its portfolio of magazines and businesses, leading to Advertising Age naming her “Publishing Executive of the Year” in 2004.

Earlier, Berner was Publisher of Glamour, the world’s largest and most profitable beauty and fashion magazine, for four years.  In December 1997, she was named a Vice President at Condé Nast Publications, Glamour’s publisher.  That year, Glamour achieved its best financial performance in eight years and its biggest year-over-year gains in 20 years, and she was named Condé Nast “Publisher of the Year.”

In 1989, she joined TV Guide (at that time the largest circulation U.S. magazine) as Advertising Director and in 1994 was named Senior Vice President and Publisher.  During her tenure, Berner earned the magazine a place on Adweek’s 1993 and 1994 “Hot List.”  Prior to joining TV Guide, Berner served as Publisher of Success magazine and before that was a divisional manager at Working Woman magazine.

Berner serves on the board of Partnership for a Drug-Free America and is on the board of directors of the Magazine Publishers of America.  She also started a fundraising and mentoring program for St. Pius V High School in the South Bronx.

Berner holds a B.A. from the College of the Holy Cross in Worcester, MA.  She lives in Manhattan with her husband and four children.

The move to take Reader’s Digest private completed 17 years of public ownership and will result in the delisting of the firm’s familiar RDA ticker symbol on The New York Stock Exchange.  On February 2, 2007, Reader’s Digest shareholders voted to approve the transaction, which was structured as a merger with an entity created for purposes of the transaction.  Shareholders will receive $17.00 per share in cash for each common share of Reader’s Digest they held, representing an approximately 23 percent premium over the stock’s average closing share price during the 45 trading days prior to the deal’s announcement on November 16, 2006.  Including the assumption of Reader’s Digest debt as well as the WRC Media and Direct Holdings deals, the full value of the transaction is approximately $2.6 billion.

Along with Ripplewood, other investors in the transaction include the J. Rothschild Group, GoldenTree Asset Management, C.V. Starr & Co., GSO Capital Partners, Merrill Lynch Capital Corp., and Magnetar Capital or their affiliates.

Based in New York, Ripplewood Holdings L.L.C. was established in 1995 by Timothy C. Collins, the firm’s CEO.  Through five institutional private equity funds it manages, Ripplewood has invested in transactions in the United States, Europe, Asia and the Middle East.  To date, it has managed over $10 billion of capital in industries including direct marketing, consumer products, industrial products, automotive, consumer electronics, chemicals, financial services and technology.  The foundation of the firm’s approach is to enhance the value of the businesses it acquires through a combination of strategic, operational and financial actions.

The Wallaces founded Reader’s Digest in 1922 in their Greenwich Village, N.Y. apartment with the notion that people needed a reader-friendly magazine to help them keep pace with a fast-changing world.  The magazine included 30 stories each month, one for each day, on a variety of topics.  An overnight success, the magazine grew into a global powerhouse as the company added new lines of business and moved into markets in most parts of the world.

Today, Reader’s Digest creates and delivers products and content for books, magazines, recorded music collections, DVD and video, and websites.  The company sells its products in more than 70 countries and its magazines reach well over 100 million readers globally.  Its trusted flagship is published in 50 editions and 21 languages, more than at any other time in its history.  The company also reaches millions of consumers through 26 other magazines and online portals, including Every Day with Rachael Ray, Taste of Home, the largest-selling U.S. food magazine, and Allrecipes.com, the largest online community for home cooks.  For the fiscal year ended June 30, 2006, the company generated revenue of $2.4 billion.  It maintains headquarters near Pleasantville, N.Y.

Forward-Looking Statements

This document may contain “forward-looking statements.”  Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the outcome of any legal proceedings that may be instituted against The Reader’s Digest

Association, Inc. and others following the announcement of the merger agreement; (2) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (3) other factors described in The Reader’s Digest Association, Inc.’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this document are beyond Ripplewood Holdings L.L.C.’s or The Reader’s Digest Association, Inc.’s ability to control or predict. Ripplewood Holdings L.L.C. and The Reader’s Digest Association, Inc. undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise, except to the extent required by law.

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Source:  The Reader’s Digest Association, Inc.

Contacts:

Media:  William K. Adler, (914) 244-7585, william_adler@rd.com

Investors:  Richard Clark, (914) 244-5425, richard_clark@rd.com